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                                                                    Exhibit 99.1

                             HEAVENLYDOOR.COM, INC.

             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

                                   March 2000

From time to time, HeavenlyDoor.com, Inc. ("HVDC" or the "Company") through its management may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning projected plans, performance, product development and commercialization as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended, in press releases or in oral statements made with the approval of an authorized executive officer. The words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933, as enacted by the Private Securities Litigation Reform Act of 1995.

HVDC cautions readers not to place undue reliance on these forward-looking statements that speak only as of the date on which they are made. In addition, HVDC would advise readers that the factors listed below, as well as other factors not currently identified by management, could affect HVDC's financial or other performance and could cause its actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

HVDC will not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events that may cause management to re-evaluate such forward-looking statements.

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements of the Company made by or on behalf of the Company.

RISKS RELATING TO OUR BUSINESS

HVDC has incurred substantial losses since it began doing business and it may never be profitable.

HVDC has never made a profit in any fiscal period since its inception in 1992. HVDC currently expects that our operating expenses will continue to increase significantly as the sales and marketing operations are expanded and HVDC continues to develop and extend the HeavenlyDoor.com brand, fund greater levels of product development, develop and commercialize additional media properties, and acquire complementary businesses and technologies. As a result, HVDC may experience significant losses on a quarterly and annual


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basis. As of December 31, 1999, HVDC had an accumulated deficit of approximately
$76.8 million. To date, HVDC's only source of revenue relating to our biotech assets has been up-front payments and research and development funding from our corporate partners. The only revenues received to date by HVDC's internet business have been derived from sales of online products, advertising sales and funeral industry participants' subscription payments. HVDC is not able to predict when, or if, it will become profitable, nor is it able to predict whether such profitability will be sustained if it is achieved.

HVDC currently is seeking to out-license or sell our biotechnology assets. HVDC is not certain that it will successfully sell or license our rights in our biotechnology assets. Even if it is able to do so, the revenue from such arrangements may not create stockholder value. The terms of any sale or license of HVDC's biotechnology assets may continue to put HVDC at risk for the successful development of the products sold or licensed. If HVDC is unable to dispose of our biotechnology assets on profitable terms, our financial condition will be materially adversely affected.

To the extent our expenses increase but our revenues do not, our business, operating results, and financial condition will be materially and adversely affected.

Our strategy to sell or license our biotechnology assets and enter into the Internet industry may not be successful.

Until the acquisition of Heaven's Door Corporation ("HDC") in January 2000, HVDC's only line of business was biotechnology research and development. We is an Internet company offering funeral-related products and services. HVDC's current business strategy involves selling or licensing our biotechnology assets to maximize their current value, and applying the proceeds to grow our Internet business. HVDC cannot predict when or if it will be able to obtain value for our biotechnology assets. The timing and terms of any disposition will impact HVDC's ability to grow the Internet business. Also, if HVDC fails to sell or otherwise dispose of the biotechnology assets, HVDC may not have the resources to continue the progress of our development programs and may cease those developments without any current return.

In addition, the capital markets may be confused about HVDC's business and strategies in light of the diverse businesses, which confusion may result in a failure to achieve full valuation in the public markets.

The lack of synergy between the two lines of business will require management, at least until the biotechnology assets are sold or licensed to third parties, to devote significant effort towards operating and growing separate businesses. Although we recently engaged a new Chief Executive Officer, HVDC's management lacks experience in operating an Internet business. Our future results will be negatively impacted if we are unable to manage effectively our business.

If HVDC is unable to obtain the additional capital required to continue to grow our business, HVDC may be required to modify it operating plans.

HVDC's operations to date have consumed substantial amounts of cash. HVDC will require substantial funds to:


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o     progress our drug development programs to the point where the biotechnology assets will have optimal value in light of HVDC's limited development objectives; and

o complete development of the HeavenlyDoor.com Internet web site and promote the use of the site by consumers.

Additional funding may not be available on favorable terms or at all. If adequate funds are not available, HVDC may need to curtail operations significantly. To obtain additional funding, HVDC may need to enter into arrangements that require it to relinquish rights to certain technologies and/or potential markets. To the extent that HVDC raises additional capital through the sale of equity, or securities convertible into equity, you may experience dilution of your proportionate ownership in HVDC.

HVDC's business strategy requires the retention of certain key personnel to dispose of the biotechnology assets and to recruit key Internet executives.

HVDC is highly dependent upon our new Chief Executive Officer and on other members of the management team. The loss of the services of one or more of these individuals might impede the achievement of HVDC's business strategy. HVDC expects that it will need to hire additional personnel in all areas. The competition for such personnel in our industry is intense. At times, HVDC has experienced difficulties in hiring personnel with the right training or experience, particularly in technical areas. HVDC does not maintain key person life insurance for any of our personnel. If HVDC does not succeed in attracting new personnel, or retaining and motivating existing personnel, our business will be adversely affected.

HVDC also is seeking to recruit management personnel with Internet expertise. Key personnel with Internet experience are in high demand in the labor marketplace, and HVDC may not be able to successfully compete for this personnel. If HVDC is unable to recruit and maintain key personnel, our business strategy may not be implemented successfully.

Risks Relating to the Biotechnology Industry

HVDC's drug development programs may never successfully develop a drug that can be commercialized.

Although our current strategy does not include completion of development of our drug programs, a portion of the proceeds from the sale or out-licensing of these programs may depend on whether or not such programs lead to marketed drugs. PRO 2000 Gel and BG are currently in, and several of HVDC's preclinical stage products will require, clinical trials to test their safety and effectiveness. Results of preclinical studies are not necessarily indicative of results that will be obtained in clinical trials and clinical trials are lengthy and expensive. Furthermore, assignees or licensees of HVDC may encounter problems in clinical trials that cause delays or suspend development of some products. In addition, HVDC cannot be sure that the clinical testing, if completed, will show these products to be safe and effective.


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Risks Related to the Internet Industry

Our Internet Business is very new and may not be accepted by the market

Our internet business was commenced in May 1999 and did not begin generating revenues until September 1999. Therefore, HVDC has a limited operating history, and our prospects are subject to the risks, expenses and uncertainties frequently encountered by young companies that operate exclusively in the new and rapidly evolving markets for Internet products and services. Successfully achieving our growth plan depends on, among other things, HVDC's:

o     ability to continue to develop and extend the HeavenlyDoor.com brand;

o     ability to develop new content and online products;

o ability to maintain and increase the levels of traffic on HVDC Web properties;

o development or acquisition of services or products equal or superior to those of HVDC's competitors;

o ability to effectively generate revenues through subscriptions to participate in HVDC Web properties, business-to-business referral fees, e-commerce and sales of online products; and

o ability to continue to identify, attract, retain and motivate qualified personnel.

Furthermore, the success of HVDC's growth plan depends on factors outside HVDC's control including the adoption by participants and consumers in the funeral industry of the Web as a viable medium for commerce. Providing funeral-related products and services via the Internet is a novel and unproven business strategy. If the assumptions underlying our internet business plan are not valid or if it is unable to implement our business plan, achieve the predicted level of market penetration, or generate the desired level of revenues from advertising or sales, we will not be successful in generating revenues and our financial condition and stock price will be adversely impacted.

If we are unable to expand our internet products and services, we will not become profitable.

To increase our revenues, we need to expand our operations by promoting new or complementary products and by expanding the breadth and depth of our services. In particular, our future success largely depends on our ability to increase revenues substantially through the facilitation of electronic commerce transactions and through increasing the number of subscribing funeral homes and cemeteries. The market for electronic commerce services is extremely competitive. Because we only recently entered the funeral-related services market and have little experience in it, we may have limited success in attracting and maintaining subscribers. The expansion of our business to include providing other products and services to the elderly and aging baby boomer population via the Internet will require additional development resources. This expansion may strain our management, financial and operational resources. Our expansion into new product and service offerings may not be timely or may not generate sufficient revenues to offset their cost. If this occurs, our business, operating results and financial condition will be materially adversely affected.


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To remain competitive, HVDC must continue to enhance and improve the functionality, features, and content of the our site. HVDC may not be able to successfully maintain competitive user response times or implement new features and functions, which will involve the development of increasingly complex technologies.

We may not be able to compete effectively against our current and potential competitors.

Our internet business competes with a number of other companies that provide funeral-related products and services over the Internet. Some of these competitors may have greater financial, technical and marketing resources than we do. This may allow them to devote greater resources to the development and promotion of their products and services. In addition, some of these competitors may offer a broader base of products and services that may attract consumers to their websites. This could result in reduced market penetration for our products and services. In addition, because the barriers to entry are low, new competitors may emerge and rapidly acquire market share.

We faces potential electronic commerce related liabilities and expenses that may be costly.

Arrangements with electronic commerce merchants may expose We to legal risks and uncertainties, including potential liabilities to consumers of third party products and services. Although We carries general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify We for all liability that may be imposed.

Some of the risks that may result from these arrangements with businesses engaged in electronic commerce include:

o potential liabilities for illegal activities that may be conducted by participating merchants;

o product liability or other tort claims relating to goods or services sold through third-party commerce sites;

o     consumer fraud and false or deceptive advertising or sales practices;

o     breach of contract claims relating to merchant transactions;

o claims that materials included in merchant sites or sold by merchants through these sites infringe third-party patents, copyrights, trademarks or other intellectual property rights, or are libelous, defamatory or in breach of third-party confidentiality or privacy rights; and

o claims relating to any failure of merchants to appropriately collect and remit sales or other taxes arising from electronic commerce transactions.

Even to the extent that any asserted claims do not result in material liability, investigating and defending claims could be costly and may have a material adverse effect on Our business, operating results or financial condition.


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Our success depends on the growth of electronic commerce and consumer acceptance of Our products and services.

Our future success depends on the continued growth of electronic commerce generally, and an increased demand for funeral-related services offered via the Internet particularly . The continued growth of these areas depends on various factors, many of which are outside our control. These factors include:

o the acceptance and effectiveness of the Internet as a medium for transactions in funeral-related products and services;

o the performance and reliability of the Internet to facilitate electronic commerce transactions;

o security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

o privacy concerns, including those related to the ability of Web sites to gather user information without the user's knowledge or consent.

The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, potentially inadequate development of the necessary infrastructure, or timely development and commercialization of performance improvements.

Our growth will depend on our ability to develop our brand.

We believes that brand recognition and a favorable consumer perception of the HeavenlyDoor.com brand are essential to our future success. Accordingly, we intend to pursue an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. We intend to incur significant expenditures, approximately $4.0 million to $5.0 million in 2000, on these advertising and promotional programs and activities. These expenditures may not result in a sufficient increase in revenue to cover the advertising and promotional expenses. In addition, even if brand recognition increases, the number of consumers or advertisers may not increase. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues.

In the event of any breach or alleged breach of security or privacy involving our services, or if any third party undertakes illegal or harmful actions utilizing our community, communications or commerce services, HVDC could suffer substantial adverse publicity and impairment of our brand and reputation. If HVDC is unable to provide high-quality products and services or otherwise fails to promote and maintain our brand, or if HVDC incurs excessive expenses in an attempt to improve our products and services or promote and maintain our brand, our business, operating results, and financial condition will be materially and adversely affected.


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If our systems and servers do not operate properly our business and reputation will be hurt.

Any system failure, including network, software or hardware failure, that causes slower response times and interruptions in service could result in reduced user traffic on our web site. Reduced traffic could result in reduced revenues from advertisers and consumers. Although we believe that our current back-up methods are adequate, we cannot assure you that the back-up servers will not fail or cause an interruption in our service.

An increase in the volume of visitors to and transactions on our web site could strain the capacity of the software or hardware HVDC has deployed, which could lead to slower response time or system failures. In addition, as the number of Web pages and users increase, our products and media properties and infrastructure may not be able to scale accordingly. HVDC may not be able to successfully implement and scale such services to the extent required by any growth in the number of users of such services. Failure to do so may affect the goodwill of users of these services, or negatively affect our brand and reputation. HVDC does not carry sufficient business interruption insurance to compensate for losses that may occur as a result of any of these events. Such events could have a material adverse effect on our business, operating results, and financial condition.

In addition, our services could be affected by computer viruses, electronic break-ins or other similar disruptions. If we experience outages, frequent or persistent system failures or degraded response times, our reputation could be harmed. To the extent that higher bandwidth Internet access becomes more widely available through cable modems or other technologies, HVDC may be required to make significant changes to the design and content of our online properties in order to compete effectively. Failure to effectively adapt to these or any other technological developments could adversely affect our business, operating results, and financial condition.

Our users and customers depend on Internet service providers, online service providers and other Web site operators for access to HeavenlyDoor.com. Each of these providers has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Our general liability insurance policies may not adequately compensate it for losses that may occur due to interruptions in our service.

Although HVDC currently believes that its systems are Year 2000 compliant in all material respects, its current systems and products may contain undetected errors or defects with Year 2000 date functions that may result in serious unanticipated negative consequences (such as significant downtime for our website) or material costs.

Government regulation and legal uncertainties pertaining to the Internet could hurt our business.

Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services.


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Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on electronic commerce companies as well as companies like us that provide electronic commerce services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing.

Prior to October 2001, a state cannot impose sales taxes on products sold on the Internet unless those taxes could be charged on non-Internet transactions involving the same products. During this moratorium, it is possible that taxing mechanisms may be developed that would, following the moratorium, impose increasing sales and similar tax burdens on us. If so, it may have a negative affect on our financial condition. In addition, foreign jurisdictions may claim that we are subject to taxation because we conduct transactions with their citizens.

We cannot predict how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet market. This uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

Government regulations pertaining to the death care industry may increase our cost of business.

The death care industry is subject to regulation under federal, state and local laws, including the regulation of pre-need sales of funeral and cemetery products and the content of advertisements placed by death care providers. We cannot be sure what effect, if any, these regulations and any future regulations governing the products and services that we and our subscribers provide may have on our financial condition.

RISKS RELATING TO AN INVESTMENT IN OUR STOCK

The volatility in the price of HVDC stock could result in the loss of a significant amount of your investment.

The market price of HVDC common stock has been highly volatile and may be so in the future. Many factors may have a significant adverse effect on the market price of HVDC common stock, including:

o announcements of technological innovations or new commercial products by HVDC or its competitors;

o indicia of market acceptance of the We product and services or of consumer Internet purchasing generally;


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o     publicity regarding actual or potential clinical results, regulatory developments and proprietary rights of owned or licensed biotechnology products of HVDC or its licensees;

o     the terms of the disposition of the biotechnology assets;

o general market conditions affecting either the Internet industry or the biotechnology industry, or both; and

o     fluctuations in HVDC's revenues and other financial results.

The value of your HVDC stock may decline if other security holders exercise their options and warrants.

As of March 22, 2000, HVDC had 31,264,634 shares of common stock outstanding and 15,363,799 shares of HVDC common stock were issuable upon exercise of outstanding options and warrants to purchase HVDC common stock. The issuance of shares of HVDC common stock upon exercise of these outstanding options and warrants will cause immediate dilution to HVDC's stockholders. In addition, the future sale of these shares may cause the market price of HVDC common stock to decline. So long as these options and warrants are outstanding, it may be more difficult for HVDC to obtain additional funds to finance its operations.

Because certain stockholders own a large percentage of HVDC's stock, they may be able to control HVDC's management and business policies and prevent a potentially beneficial acquisition of HVDC.

Certain stockholders affiliated with Paramount Capital Asset Management, Inc., who we refer to collectively as the Paramount Affiliates, are the holders of shares of HVDC common stock and warrants and unit purchase options to acquire additional shares of HVDC common stock. The Paramount Affiliates will own approximately [33]% of the outstanding common stock of HVDC, assuming only the Paramount Affiliates exercise all their convertible securities. In addition, certain Paramount Affiliates. have the right to designate a majority of the members of the board of directors. Accordingly, these entities may effectively control matters requiring approval by HVDC's stockholders, including electing directors, adopting or amending certain provisions of HVDC's restated certificate of incorporation or by-laws and approving or preventing certain mergers or other similar transactions, such as a sale of substantially all of HVDC's assets (including transactions that could give holders of HVDC common stock the opportunity to realize a premium over the then-prevailing price for their shares).

Furthermore, the control rights of these entities and their affiliates may effectively discourage a third party from making an acquisition proposal and thereby inhibit a change of control in circumstances that could give the holders of HVDC common stock the opportunity to realize a premium over the then-prevailing market price of the common stock or affect the market price of the common stock, or both. Moreover, subject to contractual restrictions and general fiduciary obligations, HVDC is not prohibited from engaging in transactions with its management and principal stockholders, or with entities in which those persons are interested.


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If HVDC common stock becomes subject to restrictive sales practices imposed on penny stock, the trading market for HVDC securities would be limited.

The listing of the HVDC common stock on the Nasdaq SmallCap Market is subject to HVDC continuing to meet certain listing requirements, such as a minimum bid price of $1.00. If HVDC common stock is not listed on a national securities exchange or on a qualified automated quotation system, such as the Nasdaq SmallCap Market, it may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker-dealers that sell such securities. Rule 15g-9 defines a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. If HVDC's common stock was no longer listed on the Nasdaq SmallCap Market, then transactions in HVDC common stock would require a broker-dealer to make a special suitability determination for the purchaser, deliver the Securities and Exchange Commission's required disclosure statement regarding "penny stock" and receive the purchaser's written consent to the transaction prior to sale. In addition, Rule 15g-4 requires that a broker-dealer must disclose the sales commission payable to it and its registered representative and current quotations for the security. Finally, Rule 15g-6 requires that a broker-dealer send its customers who hold penny stock in their accounts monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Consequently, these rules may affect the ability of broker-dealers to sell HVDC's securities and may affect the ability of holders of HVDC common stock to sell any of their shares.

The foregoing required penny stock restrictions will not apply to HVDC's securities if HVDC meets certain minimum net tangible assets or average revenue criteria. HVDC cannot be certain that its securities will qualify for exemption from the penny stock restrictions. In any event, even if its securities were exempt from such restrictions, HVDC would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Securities and Exchange Commission the authority to restrict any person from participating in a distribution of penny stock, if the Securities and Exchange Commission finds that such a restriction would be in the public interest. If HVDC's securities were subject to the rules on penny stocks, the market liquidity for its securities would be materially adversely affected.

Several anti-takeover provisions may deprive HVDC's stockholders of the opportunity to receive a premium for their shares upon a change in control.

Provisions of Delaware law, and HVDC's restated certificate of incorporation and by-laws may have the effect of discouraging a third party from making an acquisition proposal for HVDC. This could delay or prevent a change in control of HVDC in circumstances that could give HVDC stockholders the opportunity to receive a premium over the market price of their stock. In addition, these provisions may cause the market price of HVDC common stock to be lower than it would be in the absence of these provisions.


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